EXHIBIT 10.48

NON-EXCLUSIVE FINDER’S FEE AGREEMENT

THIS NONEXCLUSIVE FINDER’S FEE AGREEMENT (“Agreement”) is by and between SCOLR Pharma, Inc., a Delaware corporation (the “Company”), and Nicholas Hall & Company, a British Channel Islands partnership (“NHC”), and is effective as of February 19, 2011 (the “Effective Date”).

RECITALS

A. The Company is a specialty pharmaceutical company with a proprietary technology enabling extended release and/or enhanced performance applications of prescription and over-the-counter (“OTC”) pharmaceutical and nutritional products.

B. NHC is a marketing company specializing in the healthcare and pharmaceutical industry.

C. The Company desires to retain NHC to introduce the Company to pharmaceutical companies, distributors and/or retailers that are interested in utilizing the Company’s proprietary technology to develop OTC or prescription pharmaceutical or nutritional products (the “Business Opportunity”).

D. NHC is willing to introduce the Company to such potential partners on certain terms and conditions.

Accordingly, the Company and NHC agree as follows:

AGREEMENT

1.	Engagement. The Company hereby engages NHC and NHC hereby agrees to act as a finder to identify and introduce and otherwise assist the Company with completing Transactions (as defined below) with potential partners (the “Services”). In carrying out the Services, NHC shall utilize its best efforts to identify opportunities, facilitate introductions and communications with potential partners, assist in preparation of applicable presentations, exchange information and arrange meetings between the Company and such potential partners. NHC shall participate in meetings and negotiations to the extent necessary until the execution of a Definitive Agreement (as defined below) between the Company and any such potential partner to the extent reasonably requested by the Company.

2.	Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

a.

“Costs” means (a) costs of raw materials, special tooling, laboratory consumables and other costs to the extent incurred by the Company in the course of required performance by the Company pursuant to a Definitive Agreement (b) costs of outsourced development or manufacturing services, freight, insurance and similar third party charges and expenses incurred by the Company in the course of required performance by the Company pursuant to a Definitive Agreement; (c) returns allowances, discounts, reserves and promotion expenses payable by the Company in connection with a Transaction and (d) excise, sales, occupations or similar taxes, fees, charges, assessments or penalties regardless of the jurisdiction in which the same are assessed, payable by the Company in connection with a Transaction. In the event a portion of any Transaction requires the performance of development services, technology consulting services, formulation work, feasibility studies or other similar services by the Company for which the Company receives fees for such services, any costs associated with the performance of such services shall be excluded from the calculation of Cost hereunder to the same extent as the fees payable to the Company for such services are excluded from the calculation of Net Cash hereunder.

b.	“Definitive Agreement” means a binding written agreement between the Company and a Prospective Partner setting forth the definitive terms of a Transaction. A letter of intent, term sheet or similar document, whether or not any portion thereof may be binding, shall not constitute a Definitive Agreement for purposes of this Agreement.

c.	“Fee Eligibility Period” means the period beginning on January 27, 2011 and ending on the date that is the one year anniversary of the expiration or earlier termination of this Agreement, except that if this Agreement is terminated by NHC pursuant to Section 4(b)(i) hereof, then the Fee Eligibility Period shall end on the date of such termination.

d.	“Net Cash” means (a) cash actually received by the Company in respect of purchase price, license fees or similar payments made to the Company for ownership or use of the Company’s proprietary technologies pursuant to a Definitive Agreement, but excluding cash actually received by the Company for the performance of development services, technology consulting services, formulation work, feasibility studies or other similar services even if performed in connection with the Definitive Agreement, less (b) Costs.

e.	“Prospective Partner” means pharmaceutical companies, distributors retailers and other parties introduced by NHC to the Company during the Term for purposes of evaluating a Business Opportunity.

f.

“Transaction” shall mean a transaction or series of related transactions with respect to which the Company and a Prospective Partner have entered into a Definitive Agreement during the Fee Eligibility Period involving the license or sale by the Company of one or more of the Company’s proprietary technologies or assets to such Prospective Partner for purposes of a Business Opportunity. A Definitive Agreement, or a series of related Definitive Agreements executed simultaneously, with respect to which the Company’s technology is applied to multiple pharmaceutical indications, shall, for purposes of this Agreement, constitute a single “Transaction” for purposes of this Agreement, and the Success Fee shall be payable with respect to each application of the Company’s technology. If, however, after the Company enters a Definitive Agreement with a Prospective Partner, the Company enters into a second Definitive Agreement with the same Prospective Partner, but involving a product with a separate pharmaceutical indication, then the transactions contemplated by such Definitive Agreement shall not constitute a “Transaction” for purposes of this Agreement and no Success Fee shall be payable with respect thereto, except as otherwise agreed in writing by the parties. Any arrangement or portion of any Transaction with respect to which the Company receives fees for the performance of development services, technology consulting services, formulation work, feasibility studies or other similar services related to a Business Opportunity shall not constitute a “Transaction.”

3.	Compensation – Fees. As compensation for the Services, the Company shall pay NHC the following fees:

a.	Retainer Fee. A monthly non-refundable cash retainer fee of *** (the “Retainer Fee”). The first Retainer Fee payment was paid on January 31, 2011. Successive monthly Retainer Fee payments will be due on the last day of each month thereafter until expiration or earlier termination of this Agreement; provided, however, that if, prior to July 27, 2011, this Agreement is terminated by the Company in accordance with Section 4(b)(i) below, then the Company shall continue to make all Retainer Fee payments up to and including the Retainer Fee payment due July 27, 2011. All Retainer Fee payments received by NHC shall be credited against any Success Fee that becomes payable pursuant to this Agreement.

b.	Success Fee:

i.	If, during the Fee Eligibility Period, the Company enters into a Definitive Agreement for one or more Transactions, then the Company shall pay NHC an annual success fee for each such Transaction equal to *** of the Net Cash received by the Company during each successive one-year period beginning on the date of such Definitive Agreement(s) (the “Success Fee”).

ii.	Success Fees for any given Transaction shall be payable to NHC for five successive annual periods; provided, however, that NHC total compensation shall not exceed *** during the term of this Agreement, and the Company shall not be obligated to pay an amount greater than * in any single one-year period in connection with a given Transaction. The Company, in its sole discretion, may pay Success Fee amounts in excess of such annual cap, but no such payment shall increase the aggregate cap of ***.

iii.	Success Fees in respect of completed one-year periods shall be paid by the Company within 30 days of completion of the audit of the Company’s financial statements for the fiscal year in which one-year period was completed, but shall in no event be paid later than one hundred fifty (150) days following the end of such fiscal year. Each payment of the Success Fee shall be accompanied by a statement showing the basis for calculation of the Success Fee payable hereunder for such one-year period, including a description, in reasonable detail, of Costs and the calculation of Net Cash.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

iv.	The parties hereto expressly acknowledge and agree that the Company is under no obligation to accept any proposal for a Transaction, and no Success Fee shall be owed if a Definitive Agreement is not executed during the Fee Eligibility Period.

4.	Term and Termination.

a.	This Agreement shall commence on the Effective Date and shall continue until July 27, 2012 (the “Initial Term”), unless and until cancelled by either party or extended by written agreement of both parties hereto. As used herein and throughout this Agreement, the phrase “term of this Agreement” and the capitalized word “Term” shall include the Initial Term, together with any extensions, if any, as provided herein.

b.	Notwithstanding the foregoing, this Agreement may be terminated:

i.	by either party for any reason by providing thirty (30) days’ written notice to the other party,

ii.	automatically upon the occurrence of any event of bankruptcy, insolvency or liquidation of any party, or

iii.	by the Company, if NHC fails to cure any substantial failure to diligently perform the Services within thirty (30) days of the Company’s written notice specifying such failure and indicating its intention to terminate this Agreement under this Section 4(b)(iii).

5.	Effect of Termination. Upon termination of this Agreement for any reason, NHC shall have no further obligation to provide the Services. Any termination or expiration of this Agreement, except as set forth herein, shall not affect the obligation of the Company to (i) pay amounts owing to NHC, which have been earned or accrued prior to the date of such termination or expiration, or which become payable during the Fee Eligibility Period or (ii) to reimburse NHC for expenses in accordance with the provisions of this Agreement. Any The Company’s obligation to pay any Success Fee earned by NHC during the Fee Eligibility Period shall survive termination of the Agreement. Any remedies available to the parties and the provisions of Sections 5, 6, 7, and 11-22 shall survive termination or expiration of this Agreement.

6.	Confidentiality / Disclosure.

a.

NHC will treat as confidential the Company’s Confidential Information (defined below), and will take precautions equivalent to those it uses to protect its own most highly confidential information (which must be at least reasonable precautions) to ensure the continued confidentiality of such information and to prevent its unauthorized access and disclosure. NHC agrees to return to the Company upon the expiration or termination of this Agreement or earlier request all Confidential Information acquired from the Company, except as to such information as it may be required to retain under applicable law. During the term of this Agreement and for five (5) years thereafter, NHC shall not, without the

Company’s prior written consent, use or disclose any Confidential Information for a purpose other than as expressly contemplated by this Agreement to carry out its obligations hereunder. Prior to disclosure of Confidential Information to any employee, consultant, advisor or any other person, NHC shall obtain ensure that such person is bound in writing to observe confidentiality, non-disclosure and non-use restrictions substantially equivalent with the restrictions contained in this Agreement. The obligations of confidentiality shall not apply to information that NHC is required to disclose (i) at the request of any regulatory or administrative authority; (ii) pursuant to subpoena or other court process; or NHC and the Company agree to keep the terms of this Agreement confidential except for (i) disclosure at the request of any regulatory or administrative authority; (ii) pursuant to subpoena or other court process, (iii) to Prospective Partners, after having received the Company’s approval with respect to each such Prospective Partner, and after such Prospective Partner becomes bound in writing to observe confidentiality, non-disclosure and non-use restrictions substantially equivalent with the restrictions contained in this Agreement.

b.	“Confidential Information” means all trade secrets and other non-public proprietary information of the Company of any kind whatsoever (including without limitation, know-how, data, compilations, formulae, product specifications, financial models, patent disclosures, procedures, processes, projections, forecasts, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, appartus, compositions, documents, drawings, machinery, formulae, prototypes, patent applications, records and reports) , which is disclosed by the Company to NHC in writing, orally or by observation. Notwithstanding the foregoing, except as to trade secrets, Confidential Information shall not include information which NHC can establish (i) to have been publicly known prior to disclosure of such information by the Company to NHC, (ii) to have become publicly known, without fault on the part of NHC, subsequent to disclosure of such information by the Company to NHC, (iii) to have been received by NHC at any time from a source, other than the Company, rightfully having possession of and the right to disclose such information, or (iv) to have been otherwise known by NHC as evidenced by its own written records prior to disclosure of such information by the Company to NHC.

7.

Securities Trading. NHC acknowledges that the Company is a U.S. public company with its common stock traded on the Over-the-Counter market. As the Company’s independent contractor, NHC acknowledges that it may have access to certain material non-public information of the Company that, if used in connection with any transaction in Company’s securities, could constitute a violation of the securities laws of the United States. As such, NHC agrees that it shall not engage, directly or indirectly, in any transactions in the Company’s common stock during the term of this Agreement and for a period of eighteen (18) months thereafter. NHC agrees to use reasonable efforts to prevent its officers, directors and employees with access to information about the

Company from trading, directly or indirectly, in the securities of the Company or encouraging or causing others to do so.

8.	Return of Property. Whenever requested by the Company, NHC shall immediately return to the Company all property including, without limitation, all papers, records, documents, summaries, samples, and the like of every kind, and any and all copies thereof, provided to NHC or its employees, agents, or representatives, or acquired by the NHC or its employees, agents, or representatives, in connection with the Services, whether or not such property contains the Company’s confidential information, and NHC shall destroy all materials including, without limitation, all papers, records, documents, summaries, samples and the like of every kind (electronic or otherwise), and any and all copies thereof, which the NHC or its employees, agents, or representatives created based upon the Company’s confidential information, except for one copy which may be retained by NHC solely for the purpose of determining its continuing obligations under this Agreement.

9.	No Broker. The Company and NHC acknowledge that NHC is acting only as a finder and not as a broker.

10.	Exclusivity. Nothing in this Agreement shall be deemed to grant NHC any form of exclusivity, and the Company will be entitled to act independently, or to retain the services of others, for the purpose of performing the Services.

11.	Expenses. NHC and the Company shall each bear their own expenses in relation to this Agreement and the performance thereof, except that the Company agrees to reimburse NHC for all pre-approved reasonable out-of-pocket expenses (including expenses of economy class travel) incurred in connection with the performance by NHC of the Services.

12.	Indemnification. NHC hereby indemnifies the Company against, and shall hold the Company and all its employees, agents, officers, directors and shareholders harmless from, any and all liabilities or obligations imposed or attempted to be imposed upon any of them by virtue of any act, representation, statement, warranty, omission or status of NHC or of any employee, contractor or agent of NHC. Without limiting the generality of the foregoing, NHC agrees to reimburse and indemnify, the Company for its attorneys’ fees and costs of litigation in defending any claim by any other party resulting from NHC’s act, representation, statement, warranty, omission or status.

13.	Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings, negotiations, representations and writings relating thereto. No provision of this Agreement may be amended or modified, orally or otherwise, except by a writing signed by the party against which the modification or amendment is sought to be enforced.

14.

Disclaimer of Other Relationships. This Agreement shall not create a relationship of employment, agency, partnership, or joint venture, or a license between the parties. Moreover, this Agreement shall not obligate either party to enter into any business relationship with the other party or to purchase or sell any products or services from the other party. NHC shall not be, and shall not represent itself as being, authorized to bind the Company, as agent or otherwise.

15.	Equitable Remedies. Both parties recognize and agree that the Company may suffer irreparable damage as a result NHC’s breach of Sections 6, 7, 8 and 14. NHC agrees that if the Company is injured by a breach or a threatened breach of Sections 6, 7, 8 or 15, the Company shall have the ability to seek the remedy of a restraining order or other appropriate equitable relief to enforce this Agreement in addition to all other remedies provided by law without the need to post a bond or prove irreparable harm.

16.	Attorneys Fees. In the event any legal action or agreed upon arbitration or mediation shall be instituted with respect to this Agreement or any obligation arising hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, and fees and costs of accountants and expert witnesses as determined by the court, arbitrator or mediator. Except as otherwise specifically provided herein, the Company and NHC shall each pay their own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, including without limitation, all fees and expenses of their own counsel, accountants and other advisers.

17.	Due Authority. Each party hereto represents and warrants that it has all necessary authority, power and right necessary to enter into and bind it, its principals and employees to the terms of this Agreement.

18.	No Waiver. No waiver of compliance by one party with any term or condition of this Agreement that such other party was or is obligated to comply with is effective unless in writing; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or exercise of any other right, remedy or power provided herein or by law or in equity.

19.	Governing Law. The validity, performance, construction, interpretation, and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding its laws relating to conflicts of laws).

20.	Construction. Each party hereto has had an opportunity to review and revise this Agreement, so the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

21.	Severability. If any provision of this Agreement, or the application thereof to any circumstance, person or place, shall be held by a court or other tribunal of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other circumstances, persons or places shall remain in full force and effect.

22.

Counterparts & Facsimile Signatures. This Agreement may be executed in counterparts, in which event all executed copies taken together or a copy with all of the signature pages attached thereto, shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. The facsimile or electronic transmission of signatures to this Agreement shall be valid, legal and binding on all parties hereto.

23.	No Assignment. Each party agrees that it will not assign, delegate or otherwise transfer, in whole or in part, directly or indirectly whether voluntarily, involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators and permitted successors and assigns. This Agreement does not create and shall not be construed as creating any rights enforceable by any person not a party to this Agreement.

24.	Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered in person (in which case notice is deemed given when received the addressee) or sent by overnight air courier service (in which case notice shall be deemed given when received by addressee or on the second (2nd) day after the date of delivery to the courier, whichever is earlier), or by registered or certified mail, return receipt requested, postage prepaid and properly addressed (in which case notice shall be deemed given when received by the addressee or on the fifth (5th) day after the date of mailing, whichever is earlier), to the addresses set forth below, or such other address as a party may hereafter provide notice of to the other:

If to the Company:	SCOLR Pharma, Inc.
19204 North Creek Pkwy #100 Bothell, WA 98011 Attn: Richard M. Levy

If to NHC:	Nicholas Hall & Company
Managing Agents 35 Alexandra Street Southend on Sea Essex SS1 1BW UK Attn: Stacy Wootton

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SCOLR Pharma, Inc.		Nicholas Hall & Company (Guernsey)

By:	/s/ Richard Levy	By:	/s/ Stacy Wootton
	Richard Levy	Name:	Stacy Wootton
	EVP & Chief Financial Officer	Title:	COO